EXHIBIT 4


                                              OLYMPUS VENTURES, INC.
                                           -- a Washington corporation --

                                         1996 EMPLOYEE STOCK BENEFIT PLAN


PURPOSE. This Employee Stock Benefit Plan (the "Plan"), is designated to provide for awards of the common stock of Olympus Ventures, Inc. to selected employees who, individually or as members of a group, contribute in a substantial degree to the success of the Company, thus affording them a means of participating in that success and an incentive to contribute to that further success.

DEFINITIONS The following works and phrases as used herein shall have the meaning set forth below:

"Company"shall mean Olympus Ventures, Inc., a Washington corporation, and any subsidiary of Olympus Ventures, Inc.

"Common Stock" shall mean one share of the common stock, $0.0001 par value, of Olympus Ventures, Inc., a Washington corporation.

"Board" shall mean the Board of Directors of the Company.

"Employee" shall mean any employee, officer, director, consultant or adviser of the Company, provided that bona fide services shall be rendered by any such consultant or advisor and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

ADMINISTRATION. The Plan shall be administered by the Board. The Board may establish a committee of the Board consisting of one or more of its members to administer the Plan and such committee may establish such rules and regulations as necessary for proper administration of the Plan and make such determinations and take such action in connection with or in relation to the Plan as necessary to carry out the Plan's purpose.

ELIGIBILITY. The individuals eligible to receive awards under the Plan shall be such Employees as the Board or its committee shall from time to time determine.

SOURCE OF AWARDS.  The Board shall designate 1,500,000 shares of
         Common Stock for awards pursuant to this Plan.

AWARDS. The Board or its committee shall determine the awards to be made from time to time to the Employees. The Board or its committee shall take into Consideration the recommendations of management in making its determinations.


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PAYMENT  OF AWARDS.  The number of shares of Common Stock of each award shall be delivered to the Employee as soon as practicable after the award is granted.

FINALITY OF DETERMINATIONS.   Each determination made by the Board
         or its committee shall be final and shall be binding and conclusive for all purposes and upon all persons and the Board.

LIMITATION. No Employee of the Company shall have any rights (legal, equitable, or otherwise) to be granted an award under the Plan, nor shall the existence of the Plan give any Employee any rights to be retained after the employ of the Company, pursuant to the plan.

AMENDMENT OR TERMINATION.   The Board of Directors of the Company
         may discontinue the Plan at any time and may from time to time amend the terms of the Plan.

TERM     OF THE  PLAN.  Awards  under  this  Plan  shall be for  recognition  of services performed during the one year period from September 1996 through and including August 1997.


DATED this 4th day of September 1996.



                                                   /s/ BRYAN L. MORLEY

                                                   Name: Bryan L. Morley
                                                   Title:  President/Director


                                                   /s/ GARY R. MORGAN

                                                   Name:  Gary R. Morgan
                                                   Title:  Director


                                                   /s/ ROLAND BRETON

                                                   Name:  Roland Breton
                                                   Title:  Director

ATTEST:


/s/ CARIDAD MONIER

Name:  Caridad Monier
Title: Secretary


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